Exhibit 10.1

EMPLOYMENT AGREEMENT:
Ryan W. Oviatt

This Employment Agreement (the “Agreement”) is made by and between Profire Energy, Inc., a public Utah corporation, of 321 South 1250 West, Suite 1, Lindon, Utah 84042 (“Profire Energy” or “the Company”), and Ryan W. Oviatt, of South Jordan, Utah (“Employee”), on this 4 day of September 2015.  Employee and Profire Energy may be referred to collectively as the Parties.  The Parties agree as follows:

1.0           General Employment Terms.  The Company shall employ Employee on an initial full-time basis for a 2 year calendar period from the date of September 14, 2015, unless terminated in accordance with the provisions of this Agreement.  The Agreement shall be self-renewing for additional one-year employment periods for a maximum of five additional years, unless otherwise terminated in accordance with the termination provisions of this Agreement.  Employee shall be designated as the Chief Financial Officer of the Company Employee agrees to serve the Company on an initial full-time basis of not less than 40 hours per week.  The duties of such position may be prescribed or altered by the Board or other senior officer, but unless otherwise described, are as set-out and limited by the attached and incorporated Exhibit “A”.

2.0           Best Efforts of Employee.  Employee agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the satisfaction of the Company.  Employee shall perform such duties at such place(s) as the needs, business, or opportunities of the Company may require.

3.0           Specific Duties of Employee.

3.1           The duties and general job description of Employee if not understood in the job title are set-out and described in the attached Exhibit “A” and incorporated into this Agreement and specifically directed by the board of directors.

3.2           Employee will further act consistent with this Agreement to advance the best interest of the Company and shall not engage in any activities in conflict or inconsistent with the business purposes of either the parent or the subsidiary corporation.  Employee shall further make suggestions and recommendations to the Board of Profire Energy at all times as to the direction and progress of the Company.

3.3           Employee shall report to the Board periodically, at the Company’s request, as to the duties prescribed for the Employee’s office.

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3.4           Employee agrees not to engage in any activities which constitutes a conflict of interest, or impair his services to Profire Energy, and agrees that any business concept, opportunities or rights which would logically be developed or employed by the Company shall be exclusively referred by Employee to Profire Energy for consideration, adoption and acquisition and he shall not, in any way, act in any competitive or inconsistent manner to the well-being and profitability of the Company.  Employee further agrees not to sit upon or have any management interest in any competitive or potentially competitive company without the consent of the Board of Profire Energy or until after the non-competition period prescribed by this Agreement.

3.5           Subject only to specific terms of termination contained herein or set-out by a Company Employment Policy Manual, Employee shall remain an employee at will.

4.0           Compensation of Employee.

4.1           Employee will be paid an annual starting salary of One hundred ninety thousand Dollars ($190,000) payable on a bi-weekly pay schedule paid evenly over a term of twelve (12) months.  The salary may be adjusted upward by the Board at their discretion.  Salary shall be subject to applicable withholdings and deductions as required by law.

4.2            In accordance with the Company’s policies, established from time to time, Profire Energy will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, but subject to the presentment of appropriate vouchers or receipts.  These expenses are limited to reimbursement for phone, business travel, business meals, lodging when traveling on Company business and ground transportation, including rental vehicles when traveling on Company business. The Board may consider other expenses any time on a discretionary basis. Employee will also be entitled to a monthly perk allowance of $2,000 as an added benefit to the position. This allowance will be paid out as salary compensation and shall be subject to applicable withholdings and deductions as required by law. This amount could be used for any personal expense by the Employee.  Any amounts used will be considered compensation.

4.3           Employee acknowledges that the Company does not presently have any stock option awards for the Employee.

4.4           Employee shall have all medical and dental insurance premiums paid by the Company.

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4.5            In the event of termination as provided by this Agreement, Employee shall be paid all earned compensations through the effective date of termination promptly by Profire Energy and in accordance with the terms of this Agreement.

4.6           Employee will have a vehicle allowance in the amount of $1,000 per month.  This amount will be added to Employee’s monthly check and used at his discretion to purchase or lease a vehicle. Unless otherwise excluded under applicable tax law, this amount shall be subject to applicable withholdings and deductions as required by law.

4.7           Employee will have 4 weeks of paid vacation or leave time per year.

4.8           The Board will consider on a fiscal year- end annual basis a bonus based on performance. For fiscal 2016, the bonus structure is as follow:

FY2016 After-tax Net Income (NI) Bonus Targets 1	CASH BONUS	RSUs TO BE GRANTED 2
Tier 1: Net Income: >$0	$10,000	15,000
Tier 2: Net Income: >$1,000,000	$15,000	25,000
Tier 3: Net Income: >$2,000,000	$25,000	35,000

With respect to any RSUs Employee becomes entitled to receive pursuant to this Agreement, the Company will formally award them to the Employee following the end of the applicable fiscal year.

5.0           Recommendations for Improving Operations.  Employee shall provide Profire Energy with all analysis and recommendations regarding the Company’s business, of which Employee has knowledge and that will be of benefit to the Company.

6.0           Intellectual Property Assignment.  Intellectual property for the purposes of this Agreement  shall be defined as any trade secrets as defined under Utah or federal statutory law or common law, general proprietary information regarding the operation of the business and specific reserved intellectual property rights; such as trademarks, copyrights, and patents.  Employee hereby assigns and agrees to fully assign any intellectual property developed by or to which he has contributed during his employment exclusively to Profire Energy as part of his consideration for the compensation received.  Nothing contained in this paragraph shall, however, prohibit or limit individual ownership by Employee of intellectual property owned by or brought by Employee to the Company, or developed independently of his employment with the Company and not using any resources related to the Company’s activities.

7.0           Confidentiality.  Employee recognizes that the Company has and will have information regarding the products or services to be marketed and sold, the clients and potential clients to which products or services are to be marketed and sold, the suppliers and the technique for marketing and selling generally (collectively “Confidential Information”) which, in its totality, is not known to the public and which are valuable, special and unique assets of the Company.  Employee agrees that he will not at any time or in any manner, either directly or indirectly, use any Confidential Information for his own benefit or use of any of the Company’s Confidential Information in any way that is directly or indirectly in competition with the Company.  Employee agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Confidential Information to any third party without the prior written consent of the Company.  Employee will also reasonably protect the Company’s Confidential Information and treat it as strictly confidential.  A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify termination, legal, or equitable relief as more particularly set-out in paragraph 19 on Remedies.  The terms of this paragraph shall survive this Agreement.

1 Only the highest tier met will be paid out. For the purpose of determining bonus compensation, Bonus Targets are to be recognized as either satisfied entirely or not satisfied. Partial fulfillment of a tier does not qualify for pro-rata compensation.

2 To be reviewed by the Board after the filing of Company 10-K

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8.0           Unauthorized Disclosure of Information.  If it appears that Employee has disclosed (or has threatened to disclose) Confidential Information or Intellectual Property of the Company in violation of this Agreement, the Company shall be entitled to an injunction to restrain Employee and/or his agents from disclosing, in whole or in part, such Confidential Information or Intellectual Property, or from providing any goods or services to any person to whom such Confidential Information has been disclosed or may be disclosed or from using such Confidential Information to sell goods or services. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9.0           Confidentiality After Termination.  All provisions of this Agreement regarding Confidential Information or Intellectual Property shall remain in full force and effect after the termination of this Agreement for a period of 24 months.

10.0         Services to Third Parties.  Employee, if employed full-time, shall not provide any consulting services to or enter employment with any third Party during the course of his employment under this Agreement, unless he has obtained the Company’s prior written consent.

11.0         Return of Records, Property and Confidential Information.  Upon termination of this Agreement, Employee shall deliver all records, customer or supplier lists, notes, data, memoranda, models, computers, files, computer files, passwords, recorded data, and equipment of any nature that are in his control or possession that are the Company’s property or relate to the Company’s business or that are copies of the Company’s documents or that contain the Company’s Confidential Information or Intellectual Property.

12.0         Termination.  Employee’s employment under this Agreement may be terminated as follows:

A.  Termination Without Cause.  This Agreement may be terminated by the Company at any time without cause, but with a ninety day prior written notice.  In the event Employee is terminated by the Company without cause, the Company shall pay to Employee, as a severance allowance, his then current monthly Base Salary, and health and other benefits for the 2-week period following the month of termination and including the month in which notice of termination occurs if employed for a continuous period of six months or more.

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B.  Termination For Cause.  The Company may also terminate this Agreement upon prior notice if the Agreement is terminated for cause.  For purposes of this Agreement, cause shall mean arrest, indictment or conviction of fraud, embezzlement, bankruptcy, loss of license, misfeasance, theft, conflicts, or a material criminal act or any material breach of this Agreement. In the event that Employee’s employment is terminated for cause, then Employee shall be entitled to receive his then current monthly Base Salary and any employee rights or compensation which would vest in the month of termination pro-rated through the date of termination, but off-set by any amounts which may have been appropriated or wrongfully taken by Employee or which arise out of damages to the Company through the errors or omissions of Employee.

C. Resignation.  In the event that Employee’s employment is terminated pursuant to his resignation, then Employee shall be entitled to receive his then current monthly base salary and any other compensation or right which would vest in the month the resignation becomes effective, pro rated to the date of last service.  Employee’s employment shall be terminated on the earlier of: 30 days following the written submission of his resignation; or the date such resignation is accepted by the Company.

D. Assistance.  In the event of a voluntary termination, Employee agrees to provide reasonable orientation, training and assistance to any new employee or agent of the Company and to be compensated for such training at his last level of computation pro rated on an hourly basis for a period of up to twenty (20) days.

13.0          Termination for Disability or Death.  The Company shall have the option to terminate this Agreement, if Employee is no longer able to perform the essential functions of the position with reasonable accommodation.   In the event of termination for disability or death, Employee shall receive the termination rights and benefits described by paragraph 12A for termination without cause.

14.0         Disclosure.   Employee is required to disclose any outside activities or interests, including ownership or participation in the development of intellectual property or trade secrets, that may conflict or compete with the interests of the Company.  Immediate disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to the sale or marketing of any product similar to any product offered by the Company anywhere in the world; or the sale or marketing (anywhere in the world) of any product that is similar to or that competes with any of the products sold by or to be sold by the Company.  Employee, at all times he is associated with the Company under this Agreement, agrees to provide a copy of all securities or accounts in which he has a legal or beneficial interest on a monthly basis to the Company and all transactions in those securities or accounts within ten days of the transaction.  The Company will retain such information on a confidential basis and disclose it only pursuant to legal process, including arbitration.

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15.0          Assignment.  Employee’s obligations under this Agreement may not be assigned or transferred to any other person, firm, corporation or entity without the prior written consent of the Company.

16.0          Non-Competition.  During the term of this Agreement and for a Twenty- Four (24) month period after termination, Employee agrees not to engage in any competitive activity or business as an owner, consultant, employee, officer, director, agent, majority interest holder on in any like capacity with the Company. For the purposes of this Agreement, competitive authority or business shall mean any business that provides burner management or similar products and services to the oil and gas industry.

17.0          Compliance with Company’s Rules.  Employee agrees to comply with all of the published rules, regulations, and guidelines of Company as they are amended from time to time consistent with this Agreement.

18.0          Solicitation of Customers and Solicitation of Employees:

18.1          All clients of Profire Energy during the term of this Agreement, whether or not solicited by or retained through the efforts of Employee, shall remain exclusively the clients of Profire Energy.

18.2          Employee agrees that during his employment by the Company hereunder and for the period of two years after his termination date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate to any competing business (i) any person or entity whose account with the Company were sold or serviced by or under the supervision of Employee during the period serviced by Employee up to three years preceding the termination of such employment; (ii) any person or entity whose account with the Company have been directly solicited at least twice by the Company within the one year period prior to the date of termination of employment; or (iii) any account existing at any financial institution.

18.3          Employee agrees that during his employment by the Company hereunder and for a two year period following the termination of such employment for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a sales representative of the Company.

19.0           Remedies.   The remedies of Profire Energy under this Agreement for damages or injunctive relief shall survive the termination of employment of Employee and/or this Agreement.  The remedies shall specifically include the following:

A.  For any wrongful appropriation or continued association with a Profire Energy client, damages equal to treble the last annual fees earned from that client by Profire Energy or Profire Combustion, or if the client has been a Profire Energy client less than one year, the calculation of the annual fee projected from the actual fee;

B.  For any wrongful appropriation or taking of a proprietary procedure, list, property  secret, or other thing or concept of value; liquidated damages of not less than ten thousand dollars ($10,000) per occurrence, or such greater actual and punitive damages as may be proven;

C.  The pursuit or recovery of actual damages under this Agreement shall not limit or prevent the right of Profire Energy to obtain appropriate injunctive relief which shall be granted to prevent or prohibit any ongoing wrongful acts or appropriations;

D.  The prevailing party under any action brought under this Agreement for damages or injunctive relief shall be entitled to costs of court, reasonable attorney fees and interest from the date of breach at 12% APR for any damages awarded.

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20.0          Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered in person or deposited in the United State mail, postage paid, addressed as follows:

If for the Employee:	If for the Company:

Ryan W. Oviatt	Brenton W. Hatch
321 S 1250 W, #1	321 S 1250 W, #1
Lindon, Utah 84042	Lindon, Utah 84042

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above to the other party and attaching proof of service of such change to this Agreement.

21.0          Entire Agreement.   This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

22.0          Amendment.   This Agreement may only be modified or amended if the amendment is made in writing and is signed by the parties.

23.0          Severability.    If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

24.0          Waiver of Contractual Right.   The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

25.0          Interpretation.   This Agreement shall not be construed against the drafting Party.  Both Parties acknowledge adequate opportunity to seek legal counsel regarding this Agreement.

26.0          Applicable Law, Exclusive Jurisdiction, and Venue.   This Agreement shall be governed by the laws of the State of Utah.  In the event of a dispute relating to interpretation or enforcement of this Agreement, the prevailing party shall be awarded all reasonable attorneys’ fees and costs incurred.

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Profire Energy, Inc.

/s/ Brenton W. Hatch	Date: 9/4/2015
By: Brenton W. Hatch
Its: Chief Executive Officer

Employee

/s/ Ryan W. Oviatt	Date: 9/4/2015

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Exhibit A

DUTIES AND JOB DESCRIPTION:
CHIEF FINANCIAL OFFICER

Job Description

The Chief Financial Officer (CFO) is responsible for the proper financial management of the Company, including the effective allocation of Company resources, and the accurate and timely compilation of financial statements, compliance with regulatory bodies, and effective communication with stockholders regarding the same. The CFO advises the Executive Team relative to proper capital allocation and expected returns on investments, with an emphasis on the long-term growth and financial performance of the Company.

The CFO organizes, mentors, and receives reports from the Company’s accounting, finance, and compliance personnel, and works to ensure the Company’s cultural emphases on a) optimal long-term company performance and b) proper work-life balance, are consistently communicated to the CFO’s employees. The CFO is to exemplify these emphases for his3 employees and the Company at-large.

The CFO reports directly to the Chief Executive Officer, and gives formal and informal reports to the Board of Directors, collaborating with the Board and its Committees to ensure optimal management of the Company.

Duties Entailed

•	Management of all assets and liabilities,
•	Management and accounting of all revenues, expenses, and cash flows,
•	Management of all accounting, finance, and compliance personnel and activities,
•	Accurate and efficient compilation of all financial analyses and reports; timely and complete filing of the same, when applicable,
•	Compliance with all relevant regulatory bodies, especially those governing financial disclosure, internal controls, and other material activities relevant to shareholders,
•
Regular and timely communication with the Board of Directors and its Committees regarding the Company’s financial performance, compliance, or other material items relevant to the Company’s regulatory compliance, financial solvency, revenue growth, or other material topics for Board consideration,

•	Oversight of effective, compliant communication with Company stockholders,
•	Other duties as assigned by the Board or Chief Executive Officer

3 “His” used for ease of reference.

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